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                                                                       Exhibit 8

                     [Simpson Thacher & Bartlett Letterhead]

                                November 24, 1998


                              Re:     Issuance and Sale of PEPS
                                      Units by K N Energy, Inc.


K N Energy, Inc.
370 Van Gordon Street
Lakewood, Colorado 80228

Ladies and Gentlemen:

               We have acted as special tax counsel ("Tax Counsel") to K N Energy, Inc., a Kansas corporation (the "Company"), in connection with the preparation of the Prospectus Supplement dated November 19, 1998 to the Prospectus of the Company dated October 19, 1998 (collectively, the "Prospectus") with respect to the issuance and sale of the 8.25% PEPS Units (the "PEPS Units") by the Company pursuant to the Purchase Contract Agreement (the "Purchase Contract Agreement") between the Company and U.S. Bank Trust National Association, as Purchase Contract Agent (in such capacity, the "Purchase Contract Agent"). The PEPS Units will be offered for sale to investors pursuant to the Prospectus. All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectus. In delivering this opinion letter, we have reviewed and relied upon:
(i) the Prospectus; (ii) a form of the Purchase Contract Agreement; (iii) a form of the PEPS Units; and (iv) a form of the Pledge Agreement between the Company, The Chase Manhattan Trust



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K N Energy, Inc.                   -2-                         November 24, 1998



Company, National Association, as collateral agent and as securities intermediary, and the Purchase Contract Agent. We also have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

               In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the transactions related to the issuance of the PEPS Units will be consummated in accordance with the terms of the documents and forms of documents described herein.

               On the basis of the foregoing, we hereby confirm our opinion set forth in the Prospectus under the caption "United States Federal Income Tax Consequences".

               We express no opinion with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein.

               Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

               We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

               We hereby consent to the use of our name in the Prospectus under the caption "United States Federal Income Tax Consequences" and "Legal Matters". This opinion is being



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K N Energy, Inc.                   -3-                         November 24, 1998


rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                                   Very truly yours,
                                                   /s/Simpson Thacher & Bartlett
                                                   SIMPSON THACHER & BARTLETT